Exhibit 3.1

AMENDMENT NO. 3 TO

SEVENTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

ENLINK MIDSTREAM PARTNERS, LP

This AMENDMENT NO. 3 TO SEVENTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF ENLINK MIDSTREAM PARTNERS, LP (this “Amendment”), dated as of May 27, 2015, is entered into by EnLink Midstream GP, LLC, a Delaware limited liability company (the “General Partner”), as general partner of EnLink Midstream Partners, LP, a Delaware limited partnership (the “Partnership”).  Capitalized terms used but not defined herein are used as defined in the Seventh Amended and Restated Agreement of Limited Partnership of EnLink Midstream Partners, LP, dated as of July 7, 2014, as amended by Amendment No. 1 thereto, dated as of February 17, 2015, and Amendment No. 2 thereto, dated as of March 16, 2015 (as so amended, the “Partnership Agreement”).

RECITALS:

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect. The General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

WHEREAS, Section 5.4 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners.

WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner or Assignee, may amend any provision of the Partnership Agreement to reflect an amendment that, in the discretion of the General Partner, is necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.4 of the Partnership Agreement.

WHEREAS, Acacia Natural Gas Corp I, Inc., a Delaware corporation (“Acacia”), and the Partnership have entered into that certain Contribution and Transfer Agreement (the “Contribution Agreement”) dated May 27, 2015, pursuant to which Acacia will contribute a 25.0% limited partnership interest in EnLink Midstream Holdings, LP to the Partnership or its designee in exchange for Class E Common Units.

WHEREAS, the General Partner has determined that it is in the best interest of the Partnership to adopt this Amendment in order to provide for the issuance of the Class E Common Units to certain persons pursuant to the Contribution Agreement.

WHEREAS, acting pursuant to the power and authority granted to it: (i) under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, and (ii) under Section 13.1(g) of the Partnership Agreement, the General Partner has determined that this Amendment to the Partnership Agreement is necessary and advisable in connection with the authorization of issuance of the Class E Common Units.

NOW, THEREFORE, the Partnership Agreement is amended as follows:

Section 1.                                           Amendment Relating to Class E Common Units.

(a)                                 Section 1.1 is amended to add or amend and restate the following definitions in the appropriate alphabetical order:

(i)                                     “Class E Capital Amount” has the meaning ascribed to such term in Section 5.3(a).

(ii)                                  “Class E Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to the Class E Common Units in this Agreement.

(iii)                               “Class E Conversion Effective Date” has the meaning assigned to such term in Section 5.10(b)(vi).

(iv)                              “Contribution Agreements” means, collectively, the First Contribution Agreement, the Closing Contribution Agreement, the 2013 Contribution Agreement, the 2015 Contribution Agreement and the Second 2015 Contribution Agreement.

(v)                                 “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including, without limitation, Common Units, Class C Common Units, Class D Common Units, Class E Common Units and Incentive Distribution Rights.

(vi)                              “Second 2015 Contribution Agreement” means the Contribution and Transfer Agreement by and between Acacia and the Partnership, dated as of May 27, 2015.

(vii)                           “Second 2015 Contribution Agreement Closing Date” means the date of the closing of the contribution of a 25.0% limited partnership interest in EnLink

Midstream Holdings, LP to the Partnership or its designee pursuant to the Second 2015 Contribution Agreement.

(viii)                        “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class C Common Units, Class D Common Units and Class E Common Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

(b)                                 Section 1.1 of the Partnership Agreement is hereby further amended to delete the final sentence of the definition of “Common Unit” and replace it with the following:

The term “Common Unit” does not refer to a Class C Common Unit, a Class D Common Unit or a Class E Common Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

(c)                                  Section 5.3(a) of the Partnership Agreement is amended to add the following at the end of such section:

The initial Capital Account balance in respect of each Class E Common Unit shall equal (A) the closing price of a Common Unit on the National Securities Exchange on the Second 2015 Contribution Agreement Closing Date less (B) the excess of (x) the amount of distribution paid per Common Unit with respect to the Quarter commencing on April 1, 2015, over (y) the amount of distribution paid per Class E Common Unit with respect to the Quarter commencing on April 1, 2015 (the “Class E Capital Amount”), and the initial Capital Account balance of each holder of Class E Common Units in respect of all Class E Common Units held shall be the product of such Class E Capital Amount multiplied by the number of Class E Common Units held thereby.

(d)                                 Article V is amended to add a new Section 5.10 creating a new series of Units to read in its entirety:

Section 5.10.                             Establishment of Class E Common Units.

(a)                                 General. The General Partner hereby designates and creates a series of Units to be designated as “Class E Common Units” and consisting of a total of 36,629,888 Class E Common Units, having the same rights and preferences, and subject to the same duties and obligations as the Common Units, except as set forth in this Section 5.10.

(b)                                 Rights of Class E Common Units. During the period commencing upon the date of issuance of the Class E Common Units and ending on the Class E Conversion Effective Date, the Class E Common Units shall have the following rights and preferences and shall be subject to the following duties and obligations:

(i)                                     Allocations. Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and credit shall be allocated to the Class E Common Units to the same extent as such items would be so allocated if such Class E Common Units were Common Units that were then Outstanding.

(ii)                                  Distributions. Except as otherwise provided in this Agreement, the Class E Common Units shall have the right to share in partnership distributions of Available Cash pursuant to Section 6.3, 6.4 or 6.5 on a pro rata basis with the Common Units (excluding distributions with respect to (A) the Quarter commencing on April 1, 2015 and (B) the Quarter commencing on January 1, 2015), so that the amount of any Partnership distribution to each Common Unit will equal the amount of such distribution to each Class E Common Unit.  The Class E Common Units shall have the right to share in Partnership distributions of Available Cash pursuant to Section 6.3, 6.4 or 6.5 with respect to the Quarter commencing on April 1, 2015, so that the amount of any Partnership distribution to each Class E Common Unit in respect of such Quarter will equal (A) the amount of the distribution in respect of such Quarter to each Common Unit multiplied by (B) a fraction, (x) the numerator of which is the number of days commencing with the Second 2015 Contribution Agreement Closing Date and ending with the last day of such Quarter and (y) the denominator of which is the total number of days in such Quarter.  For the avoidance of doubt, the holders of the Incentive Distribution Rights shall be entitled to receive distributions pursuant to subsections (b)-(d) of Section 6.4 for the Quarter commencing on April 1, 2015 in respect of the Class E Common Units, determined as if the Class E Common Units were treated as Common Units, and with appropriate adjustments made to take into account the period in which the Class E Common Units were outstanding during the Quarter commencing on April 1, 2015, each as determined by the General Partner in its discretion.

(iii)                               Voting Rights.  Prior to the Class E Conversion Effective Date, the Class E Common Units shall be entitled to vote as a single class with the holders of the Common Units and the Class C Common Units on any matters on which Unitholders are entitled to vote, and shall be entitled to vote as a separate class on any matter that adversely affects the rights or preferences of the Class E Common Units in relation to other classes of Partnership Interests (including as a result of a merger or consolidation) or as required by law.  The approval of a majority of the Class E Common Units shall be required to approve any matter for which the holders of the Class E Common Units are entitled to vote as a separate class.  Each Class E Common Unit will be entitled to the number of votes equal to the number of Common Units into which a Class E Common Unit is convertible at the time of the record date for the vote or written consent on the matter.

(iv)                              Certificates.  The Class E Common Units shall be evidenced by certificates in such form as the General Partner may approve and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other Units.

(v)                                 Registrar and Transfer Agent.  The General Partner will act as, or otherwise appoint, the registrar and transfer agent of the Class E Common Units.

(vi)                              Conversion.  Each Class E Common Unit shall automatically convert into one Common Unit (subject to appropriate adjustment in the event of any split-up, combination or similar event affecting the Common Units or other Units that occurs prior to the conversion of the Class E Common Units) effective as of the first Business Day following the Record Date for the distribution with respect to the Quarter commencing on April 1, 2015 (the “Class E Conversion Effective Date”) without any further action by the holders thereof and without the approval of any Partner.  The terms of the Class E Common Units will be changed, automatically and without further action, on the Class E Conversion Effective Date so that each Class E Common Unit is converted into one Common Unit and, immediately thereafter, none of the Class E Common Units shall be Outstanding.  Such conversion shall be effective as of the Class E Conversion Effective Date, and the Person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units as of such date.

(vii)                           Common Unit Issuance.  On the Class E Conversion Effective Date, each Unitholder holder Class E Common Units shall surrender the certificate or certificates representing the Class E Common Units at the office of the Transfer Agent for such Units, and the Transfer Agent shall issue to such holder a certificate or certificates for the number of Common Units to which such holder is entitled and the Partnership shall cause the Transfer Agent to reflect the issuance of the Common Units book entry on the books and records of the Partnership.

(e)                                  Section 6.1(d)(iii)(A) is amended and restated to read in its entirety as follows:

(A)                               If the amount of cash or the Net Agreed Value of any property distributed (except (x) for any difference resulting from the application of Section 5.10(b)(ii) to the Quarter commencing on April 1, 2015 or the Quarter commencing on January 1, 2015, (y) for any difference resulting from the application of Section 5.8(b)(ii) to the 2015 Closing Quarter or the Preceding Quarter or (z) cash or property distributed or deemed distributed pursuant to Section 12.4) to any class of Unitholder with respect to its Units (other than to the Series A Preferred Unitholders with respect to the Series A Preferred Units) for a taxable period is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to any other class of Unitholders (other than the class of Unitholders holding Series A Preferred Units) with respect to their Units (on a per Unit basis) for such taxable period, then (1) each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders (other than the class of Unitholders holding Series A Preferred Units) receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated gross income in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs, by (y) the sum of 100% less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.

Section 2.                                           General Authority. The appropriate officers of the General Partner are hereby authorized to make such further clarifying and conforming changes they deem necessary or appropriate, and to interpret the Partnership Agreement, to give effect to the intent and purpose of this Amendment.

Section 3.                                           Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4.                                           Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment to be effective as of the date first set forth above.

GENERAL PARTNER:

EnLink Midstream GP, LLC

By:	/s/ Michael J. Garberding
Name:	Michael J. Garberding
Title:	Executive Vice President and
Chief Financial Officer

[Signature Page to Amendment No. 3 to Seventh Amended and Restated Agreement of Limited Partnership]